Exhibit 10dd

       cover
                                                     1/17/90
                                              Conformed Copy
















                    AMERITECH MID-CAREER
                        PENSION PLAN
                      ________________
          (As Amended and Restated Effective as of
           January 1, 1989 and as Further Amended
                through the First Amendment)




                    AMERITECH MID-CAREER
                        PENSION PLAN
                       ______________

                      Table of Contents

 SECTION                                             PAGE
    1     History and Purpose                         1
    2     Definitions                                 1
    3     Administration                              3
    4     Benefits                                    4
    5     General Provisions                         10
    6     Interchange of Benefit Obligations         12
    7     Plan Modifications                         12

                    AMERITECH MID-CAREER
                        PENSION PLAN
                      ________________
          (As Amended and Restated Effective as of
           January 1, 1989 and as Further Amended
                through the First Amendment)


SECTION 1. HISTORY AND PURPOSE

     Ameritech Mid-Career Pension Plan has been established by American Information Technologies Corporation, a Delaware corporation, effective as of January 1, 1989 (the "Effective Date"), as an amendment, restatement and continuation of the original Ameritech Mid-Career Pension Plan which was effective as of January 1, 1984. The purpose of the Ameritech Mid-Career Pension Plan is to provide certain unfunded single life pension payments, as set forth more fully herein, to eligible employees of American Information Technologies Corporation and such of its subsidiaries which have elected, with the consent of the Company, to participate in this Plan.

     The provisions of the Plan shall apply only to Participants (as defined in Paragraph 2(a) of Section 4) whose employment with Ameritech and its participating subsidiaries terminates on or after the Effective Date. If a Participant's employment terminated prior to the Effective Date, then benefits payable to or on his behalf shall be determined in accordance with the terms of the original Ameritech Mid-Career Pension Plan as in effect prior to the Effective Date. Except as otherwise specifically provided below, an employee hired under the Mid-Career Hire Program prior to the Effective Date shall be eligible to receive a Deferred Benefit under the terms and conditions provided in the original Ameritech Mid-Career Plan; provided, however, the amount of such Deferred Benefit shall be calculated in accordance with the benefit formula hereunder.

SECTION 2. DEFINITIONS

     1. The "ADEA" shall mean the Age Discrimination in
Employment Act of 1967 as amended in 1978 and as it may be amended from time to time.

     2. The words "Chairman of the Board", "President" and
"Board of Directors" or "Board" shall mean the Chairman of the Board of Directors, President and Board of Directors, respectively, of the Company.

     3. The word "Committee" shall mean the Employees'
Benefit Committee appointed by the Company to administer the Pension Plan.

     4. The words "Ameritech" or "Company" shall mean American
Information Technologies Corporation, a Delaware corporation, or its successors.

     5. The word "Employee" shall mean an individual (1) who is hired or rehired at age 35 or older at or above Fourth Level or its equivalent, (2) who terminates employment at or above Fifth Level or its equivalent, (3) who, if hired or rehired before November 18, 1981 has completed five years of service at or above Fifth Level or its equivalent, or who, if hired or rehired on or after November 18, 1981, has completed at least five years of full-time service at or above Fifth Level or its equivalent, and
(4) whose entire term of employment after November 18, 1981 was classified as full time.

     6. The term "Interchange Company" shall have the same meaning as is set forth in the Pension Plan.

     7. The term "Mandatory Retirement Age" shall mean (a) with respect to those employees referred to in Section 12(c)(1) of ADEA, age 65, or such later age only as agreed to by a Participating Company, and (b) such age as may be applicable under ADEA, with respect to those employees for whom age is a bona fide occupational qualification within the meaning of
Section 4(f)(1) of ADEA.

     8. The words "Participating Company" shall mean the Company or any subsidiary (any corporation of which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock entitled to vote) of the Company which, with the consent of the Company, shall have elected to participate in the Plan.

     9. The words "Participating Company Committee" shall mean the Employees' Benefit Committee appointed by each Participating Company, other than the Company, to administer the Pension Plan in such Participating Company in accordance with the provisions of Section 3.

     10. The words "Pension Act" shall mean the Employee
Retirement Income Security Act of 1974 ("ERISA"), as it may be amended from time to time.

     11. The term "Pension Plan" shall mean the Ameritech
Management Pension Plan.

     12. The word "Plan" shall mean this Ameritech Mid-Career
Pension Plan.

     13. The term "Predecessor Plan" shall mean the Bell System
Mid-Career Pension Plan as such plan existed prior to January 1, 1984.

     14. The expression "term of employment" is defined in the same manner as is set forth in the Pension Plan, except that "term of employment" shall not include any period of part-time employment completed after November 18, 1981, in the case of an employee hired or rehired on or after November 18, 1981 or on or after January l, 1984 under this or the Predecessor Plan.

     15. The use in this Plan of Personal pronouns of the masculine gender is intended to include both the masculine and feminine genders.

SECTION 3. ADMINISTRATION

     1. The Company shall be the Plan Administrator and the Sponsor of the Plan as those terms are defined in the Pension Act. The Committee and each Participating Company Committee appointed by the Company and each Participating Company, respectively, shall have the administrative responsibilities described below.

     2. (a) The Committee shall have the specific powers elsewhere herein granted to it and shall have such other powers as may be necessary in order to enable it to administer the Plan, except for powers herein granted or provided to be granted to others.

     (b) The procedures for the adoption of by-laws and rules of procedure, for the employment of a Secretary and assistants, and for the appointment of Participating Company Committees with authority with respect to claims of employees, both within the Company and the Participating Companies, shall be the same as are set forth in the Pension Plan.

     (c) The Committee and each Participating Company Committee shall grant or deny claims for benefits under the Plan with respect to employees of each Participating Company, respectively, and authorize disbursements according to this Plan. Adequate notice, pursuant to applicable law and prescribed Participating Company practices, shall be provided in writing to any participant whose claim has been denied, setting forth the specific reasons for such denial and any other information required to be furnished under ERISA.

     3. The review and appeal procedures for persons whose claims have been denied shall be the same as those procedures set forth in the Pension Plan.

     4. The Committee shall determine conclusively for all parties all questions arising in the administration of the Plan and any decisions of such Committee shall not be subject to further review.

     5. The expenses of the Committee in administering the Plan shall be borne by the Company and the expenses of each Participating Company Committee shall be borne by each Participating Company, other than the Company, respectively.

     6. The Company, the Committee, each Participating Company and each Participating Company Committee are each a "named fiduciary" as that term is used in the Pension Act with respect to the particular duties and responsibilities herein provided to be allocated to each of them.

     7. The Company may allocate responsibilities for the operation and administration of the Plan consistent with the Plan's terms, including allocation of responsibilities to Participating Companies or Participating Company Committees. The Company and other named fiduciaries may designate in writing other persons to carry out their respective responsibilities under the Plan, and may employ persons to advise them with regard to any such responsibilities.

     8. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

     9. The obligations of the Company under the Plan are solely contractual, and any amount payable under the terms of the Plan shall be paid from the general assets of the Company or from one or more trusts, the assets of which are subject to the claims of the Company's general creditors.

SECTION 4. BENEFITS

     1. Participation. An individual who was hired or rehired at age 35 or older at or above Fourth Level or its equivalent and whose term of employment includes at least one year of continuous employment at Fourth Level or above, which was full time service if he was hired or rehired on or after November 18, 1981 under this or the Predecessor Plan, shall be deemed a "Participant" in this Plan.

     2. Eligibility.

     (a) Any employee, as defined in Section 2, Paragraph 5, who is not eligible for a Mid-Career Benefit under the terms of the Ameritech Senior Management Retirement and Survivor Protection Plan shall be eligible for a benefit pursuant to this Plan if he is eligible for a service pension or a disability pension pursuant to the Pension Plan or if he attains age 65 with term of employment of five or more years at or above Fifth Level or its equivalent.

     (b) Normal Retirement Age. "Normal Retirement Age" is the age of sixty-five years.

     (c) Mandatory Retirement Age. Each employee referred to in
Section 12(c)(1) of ADEA and employees for whom age is a bona fide occupational qualification within the meaning of Section 4(f)(1) of ADEA shall be retired from active service or shall cease to be eligible for continued employment, as applicable, no later than the last day of the month in which such employee attains the Mandatory Retirement Age.

     3. Benefit Amounts.

     (a) Calculation of Pension Benefit. The annual benefit amount will equal the product of twelve times the employee's Final Average Compensation (as defined in the Pension Plan) multiplied by the employee's term of employment at or above Fifth Level or its equivalent multiplied by .0075; provided, however, an employee's annual benefit may not exceed a percentage of twelve times his Final Average Compensation, which percentage, as determined by the Committee, and which is listed on Schedule I attached hereto, shall vary based on the employee's hire age.

     (b) Early Retirement Discount. Where an employee retires from service under the age of 55 years and is eligible for a service pension pursuant to the Pension Plan, his monthly benefit shall be reduced in the same manner as is set forth in the Pension Plan in the case of service pensions.

     (c) Special Increases. Subject to the provisions of Paragraph 8(g) of this Section 4, benefit payments as determined under Paragraph 3(a) of this Section 4, of retired employees, other than employees receiving a Deferred Benefit due to being hired under the Ameritech Mid-Career Pension Program prior to the Effective Date, shall be increased by the same percentage and pursuant to the same terms and conditions as are set forth in the Pension Plan.

     4. Monthly Payments. Subject to the provisions of Paragraphs
8 and 9 of this Section 4, benefits shall be payable monthly or at such other periods as the Committee or a Participating Company
Committee, as applicable, may determine in each case.

     5. Treatment During Subsequent Employment. Where an employee's term of employment includes service in more than one Participating Company or in a company that is not a Participating Company, the last Participating Company to employ the Employee immediately prior to his retirement or termination of employment with entitlement to a benefit hereunder shall be responsible for the full benefit under this Plan.

     Employment with any Participating Company or with any Interchange Company, subsequent to retirement or termination of employment with entitlement to any type of benefit described heretofore shall result in the permanent suspension of the benefit for the period of such employment or reemployment.

     6. Duration of Payments. Except for the reasons specified in this Section 4, Paragraphs 7, 8 and 9, or as may be otherwise determined by the Company, benefits granted under this Plan shall commence on the day following the date of termination with eligibility, either at the Normal Retirement Age, or at such other time as is herein provided for, and shall continue to the death of the retiree.

     7. Forfeiture of Benefits.

     (a) All or a portion of benefits for which an employee would be otherwise eligible hereunder may be forfeited under the following circumstances:

          (i) The employee is discharged by a Participating
     Company for cause.

          (ii) Determination by the Board of a Participating
     Company that the employee engaged in misconduct in connection with the employee's employment with such Participating Company.

          (iii) The employee, without the consent of his employing Participating Company or the Participating Company paying him a benefit hereunder, at any time is employed by, becomes associated with, renders service to, or owns an interest in any business that is competitive with any Participating Company or with any business in which a Participating Company has a substantial interest (other than as a shareholder with a nonsubstantial interest in such business) as determined by the Board of such Participating Company.

     (b) The portion of the benefit subject to forfeiture under the conditions described in this Paragraph 7(a) above, is as follows:

          (i) The total benefit is subject to forfeiture if the employee's retirement or termination of Participating Company employment, or employment or association with a competing business as specified in Paragraph 7(a)(iii) occurred before age 65.

          (ii) If an individual terminates employment on or after attainment of age 65, the total benefit is subject to forfeiture if the employee's pension under the Pension Plan and the Ameritech Management Supplemental Pension Plan exceeds S44,000.

          (iii) If an individual terminates employment on or after attainment of age 65, and the annual pension under the Pension Plan and the Ameritech Management Supplemental Pension Plan is less than $44,000 but the combined pension thereunder and the benefit under this Plan exceed $44,000, the benefit hereunder above the $44,000 combination is subject to forfeiture.

     8. Lump Sum Settlement. In lieu of the benefit otherwise payable under the Plan, an employee whose employment with the Participating Companies terminates on or after October 1, 1986, for reasons other than death, disability or transfer to an Interchange Company, may elect to receive a lump sum payment of the present value of the aggregate amount of all such benefits to which he would otherwise be entitled, subject to the following:

     (a) Except as provided in Paragraph 8(c) of this Section 4, an election of a lump sum payment must be filed with the Committee or Participating Company Committee no later than the later of November l, 1986 or one year prior to the date on which the employee's employment with the Participating Companies terminates.

     (b) Except as provided in Paragraph 8(c) of this Section 4, a lump sum payment elected by an employee shall be paid to him as soon as practicable after the later of January 1, 1987 or the date his employment with the Participating Companies terminates.

     (c) In the event of financial hardship or involuntary termination of employment, a lump sum distribution may be elected by an employee, with the consent of the Committee or Participating Company Committee, at any time prior to the 3Oth day following the employee's termination of employment, in which case, the lump sum distribution shall be made as of the January 1 following the date on which such election is made.

     (d) The amount of an employee's lump sum payment under the Plan as of any date shall be determined on the basis of the rates, tables and factors utilized to determine lump sum payments under the Pension Plan as of that date.

     (e) An election of a lump sum distribution may be rescinded by an employee; provided, however, that any rescission after the last date specified in Paragraph 8(a) of this Section 4 shall be permitted only in the case of substantially changed circumstances and only with the consent of the Committee or Participating Company Committee.

     (f) If an employee who has filed a lump sum election dies prior to his retirement or other termination of employment, such election shall be void. If an employee who has filed a lump sum election dies after his retirement or other termination of employment but prior to receipt of such payment, the lump sum shall be paid to his estate as soon as practicable thereafter.

     (g) A lump sum payment under this Section 4, Paragraph 8 shall be in lieu of all other benefits (including postretirement ad hoc pension increases under Paragraph 3(c) of this Section 4) otherwise payable to or on account of the employee under the Plan.

     (h) Any election under this Section 4, Paragraph 8 shall be in such form as the Committee or Participating Company Committee may require from time to time.

     9. Change in Control. Notwithstanding any other provisions of the Plan, if a Change in Control (as defined below) occurs, then each employee's accrued benefit under the Plan shall be fully vested. For purposes of the Plan, the term "Change in Control" means a change in the beneficial ownership of the Company's voting stock or a change in the composition of the Company's Board of Directors which occurs as follows:

     (a) any "person" (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than:

          (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; or

          (ii) the Participant or any person acting in concert with the Participant;

is or becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this paragraph (a) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the

Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

     (b) a tender offer is made for the stock of the Company, and the person making the offer owns or has accepted for payment stock of the Company representing 20% or more of the total voting power of the Company's then outstanding stock; provided, however, that this paragraph (b) shall not apply to any tender offer made pursuant to an agreement with the Company approved by the Company's Board of Directors and entered into before the offeror has become a beneficial owner of stock of the Company representing 5% or more of the combined voting power of the Company's then outstanding stock;

     (c) during any period of 24 consecutive months there shall cease to be a majority of the Board of Directors comprised as follows: individuals who at the beginning of such period constitute the Board of Directors and any new director(s) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

     (d) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than:

          (i) a merger or consolidation which would result in the Company's voting stock outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting stock immediately after such merger or consolidation; or

          (ii) a merger or consolidation which would result in the directors of the Company who were directors immediately prior thereto continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

For purposes of paragraph (d) above, the phrase "surviving entity" shall mean only an entity in which all of the Company's stockholders who are stockholders immediately before the merger or consolidation (other than stockholders exercising dissenter rights) become stockholders by the terms of the merger or consolidation, and the phrase "directors of the Company who were directors immediately prior thereto" shall not include (A) any director of the Company who was designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) or paragraph (d) above, or
(B) any director who was not a director at the beginning of the 24-consecutive-month period preceding the date of such merger or consolidation, unless his election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors who were directors before the beginning of such period.

     10. Pre-1987 Benefit Formula. Subject to the provisions of Paragraph 7 of Section 4, if an employee's employment terminates on or after December 31, 1986 his benefits under the Plan shall not be less than the benefits to which he would have been entitled if the terms of the Plan and the terms of the Pension Plan as in effect on December 30, 1986 had continued in effect through December 31, 1988.

SECTION 5. GENERAL PROVISIONS

     1. Rights to Pensions or Benefits. Neither the action of the Board of Directors in establishing this Plan nor any action hereafter taken by the Board or the Committee or any Participating Company or a Participating Company Committee shall be construed as giving to an employee a right to be retained in the service of any Participating Company or any right or claim to any benefit after discharge from the service of any Participating Company, unless the right to such benefit has accrued prior to such discharge, and has not been or is not thereafter forfeited under Section 4, Paragraph 7. No employee shall have any right to a benefit unless he meets the conditions specified in Paragraph 2(a) of Section 4 of the Plan, nor any right against any Participating Company to any benefit under the Plan other than the amount to which the employee has theretofore become entitled and which the Committee or a Participating Company Committee, as applicable, has directed be paid to that employee under the Plan. There shall be no eligibility for benefits in the case of an individual who was at Fifth Level for any period during his term of employment, but who is below Fifth Level at the time of his retirement or termination, or for an individual who was hired or rehired on or after November 18, 1981 or on or after January 1, 1984 under this or the Predecessor Plan as a full time employee but who was reclassified thereafter to part-time for any period of his term of employment.

     2. Assignment or Alienation. Assignment or alienation of benefits under this Plan will not be permitted or recognized except as otherwise required by law.

     3. Determination of Eligibility. In all questions to age and service for eligibility for any benefit hereunder, or relating to term of employment and rates of pay for determining benefits, the decisions of the Committee or a Participating Company Committee, as applicable, based upon this Plan and upon the records of the Participating Company last employing such individual and insofar as permitted by applicable law, shall be final.

     4. Breaks in Service. For purposes of this Plan a break in service shall be defined and treated in the same manner as is set forth in the Pension Plan.

     5. Leave of Absence. For purposes of this Plan, a leave of absence shall be defined and administered in the same manner as is set forth in the Pension Plan.

     6. Method of Payment. Payments under this Plan shall be made in the same manner as is set forth under the Pension Plan.

     7. Amounts Accrued Prior to Death. Benefit amounts accrued but not actually paid at the time of death of a former employee or retiree shall be paid in accordance with the standards and procedures set forth in the Pension Plan.

     8. Payments to Others. Benefits payable to a former employee or retiree unable to execute a proper receipt may be paid to other person(s) in accordance with the standards and procedures set forth in the Pension Plan.

     9. Option During Disability. If an employee who has left the service of a Participating Company has elected to continue receiving Disability Benefits which he had been receiving prior to his termination and to defer receiving pension payments under the Pension Plan to which he is eligible, benefits under this Plan shall be deferred until such time as the employee begins to receive payments under the Pension Plan.

     10. Multiple Participating Company Employment. If an employee of the Company is also an employee of one or more other Participating Companies, any benefit to which such employee may become entitled under the Plan shall be computed on the basis of the total combined pay which the employee is receiving from all such companies, and shall be pro-rated among the companies on the basis of the pay the employee was receiving from each company, and the Participating Company or Companies, as applicable, shall only pay its or their share thus determined. Any maximum or minimum amounts fixed by the Plan for benefits shall apply to the total amount payable by all companies and not to the portion payable by a Participating Company or Companies.

     11. Payments Under Law. In case any benefit, which the Committee or Participating Company Committee, as applicable, shall determine to be of the same general character as a payment provided by the Plan, shall be payable under any law now in force or hereafter enacted to an employee of a Participating Company, the excess only, if any, of the amount prescribed in the Plan above the amount of such payment prescribed by law shall be payable under the Plan; provided, however, that no benefit payable under this Plan shall be reduced by reason of any governmental benefit or pension payable on account of military service, or by reason of any benefit which the recipient would be entitled to receive under the Social Security Act. In those cases, where because of differences in the beneficiaries, or differences in the time or methods of payment, or otherwise, whether or not there is such excess is not ascertainable by mere comparison but adjustments are necessary, the Committee or Participating Company Committee, as applicable, has discretion to determine whether or not in fact any such excess exists and to make the adjustments necessary to carry out in a fair and equitable manner the spirit of the provision for the payment of such excess.

SECTION 6. INTERCHANGE OF BENEFIT OBLIGATIONS

     The same transfer of service credit provisions contained in interchange agreements presently in existence under the Pension Plan, or as they may be amended from time to time, between the Company, on behalf of all Participating Companies, and any Interchange Company, shall apply to the transfer of service credit for purposes of this Plan.

SECTION 7. PLAN MODIFICATION

     The Company may in its sole discretion from time to time make any changes in the Plan as it deems appropriate, and may terminate the Plan, without notice to employees.

                           Schedule I

                     Mid-Career Pension Plan

Annual Maximum Percentage:

            Hire Age     Maximum
               35        3.75%
               36        4.50
               37        5.25
               38        6.00
               39        6.75
               40        7.50
               41        8.25
               42        9.00
               43        9.75
               44        10.50
               45        11.25
           46 or above   12.00